CPI Corp.
news for immediate release                          FOR RELEASE_________________

FOR FURTHER INFORMATION, CONTACT:
               NAME           Alyn V. Essman           FROM      CPI Corporation
               ADDRESS        1706 Washington Ave.     CITY      St. Louis
               STATE, ZIP     Missouri 63103           TELEPHONE (314) 231-1575

                                        FOR FURTHER INFORMATION
                                        AT THE FINANCIAL RELATIONS BOARD
                                        George Zagoudis, Chicago 312/266-7800
                                        After 6:00 p.m. 708/705-7240
                                        Kathy Phelan, New York, NY  212/661-8030




                    CPI CORP. RENEWS SHAREHOLDER RIGHTS PLAN


     ST. LOUIS, MO - MARCH 13, 2000 - CPI Corp. (NYSE:CPY) ("CPI") announced that it had renewed its Shareholder Rights Plan, which is designed to ensure that all shareholders receive fair and equal treatment in the event of an attempted takeover. The plan is not being adopted in response to any specific effort to acquire control of the Company, and the Company is not aware of any such effort. The plan is substantially similar to CPI's former rights plan that the Company permitted to expire in 1999 in light of its then pending merger.

     Under the Rights Plan, each stockholder of CPI Corp. Common Stock, after the close of business on March 23, 2000, will receive a dividend distribution of one Right for each share of Company Common Stock held. Each Right entitles stockholders to buy 1/100th of a share of Series A Participating Preferred Stock of the Company at an exercise price of $96.00. Each preferred share fraction is designed to be equivalent in voting and dividend rights to one share of Common Stock.

     The Rights will be exercisable and will trade separately from the shares of Common Stock only if a person or group, with certain exceptions, acquires beneficial ownership of 20% or more of the shares of Common Stock or commences a tender or exchange offer that would result in such person or group beneficially owning 20% or more of the shares of Common Stock. Prior to this time, the Rights will not trade separately from the Common Stock. The Company may redeem the Rights at $ .001 per Right at any time prior to the occurrence of one of these events. All Rights expire on March 13, 2010.

     Each Right will entitle its holder to purchase, at the Right's then-current exercise price, Common Stock of CPI Corp. having a value of twice the Right's exercise price. This amounts to the right to buy Common Stock of the Company at half price. Rights owned by the party triggering the exercise price of Rights will not be exercisable.

     In addition, if, after any person has become a 20%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person in which its shares of Common Stock are changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock of such other person having a value of twice the Right's exercise price.

     Details of the Shareholder Rights Plan will be mailed to stockholders.

     CPI is a consumer services company with $389 million in fiscal 1998 sales, operating approximately 1,180 retail locations, including 1,024 Sears Portrait Studios in the U.S., Puerto Rico and Canada and 152 Prints Plus wall decor stores.